Exhibit 23.4

Bird & Bird ATMD LLP 2 Shenton Way #18-01 SGX Centre 1 Singapore 068804 Tel +65 6534 5266 Fax +65 6223 8762 twobirds.com

Our Ref:

1 September 2026

BOGD FT LIMITED

Bodi Tower, Jigjidjav St 3

Sukhbaatar Square

Ulaanbaatar 15160

Mongolia

Dear Sirs

LETTER OF CONSENT

1.	INTRODUCTION

We are engaged as Singapore legal counsel to Bogd FT Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and its subsidiary established in Singapore in connection with the Company’s registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”), including all amendments or supplements thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering by the Company of its ordinary shares.

2.	CONSENT

We hereby consent to the references to our name in such Registration Statement. Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely

/s/ Bird & Bird ATMD LLP

Bird & Bird ATMD LLP

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Bird & Bird ATMD LLP is a Singapore law practice registered as a limited liability partnership in Singapore with registration number T08LL0001K and is associated with Bird & Bird LLP.